Exhibit 11.2

Tuya Inc.

Statement of Policy Concerning Trading in Company Securities

Adopted in February 2021

Last amended in November 2023

i

SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is the policy of Tuya Inc. (the “Listed Entity”), its subsidiaries and its consolidated affiliated entities (collectively, the “Company”) that the Company will, without exception, comply with all applicable laws and regulations in conducting its business.

This document contains four parts:

•	Part I (Prevention of Insider Dealing Policy) sets out the general law on prohibition against insider dealing and is applicable to all directors, officers, employees of the Company.
•	Part II (Directors’ Dealing Policy) is applicable to all directors in their dealing in Company Securities.
•	Part III (Staff’s Dealing Policy) is applicable to all staff designated as Restricted Persons in their dealing in Company Securities.
•	Part IV (Other Limitations on Securities Transactions) sets forth other limitations under U.S. Securities Laws.

The Prevention of Insider Dealing Policy, the Directors’ Dealing Policy, the Staff’s Dealing Policy and the Policy on Other Limitations on Securities Transactions are collectively referred to as the “Trading Policy”.

Each Company director, officer and employee (including part-time employees) and consultant, contractor and person seconded to the Company is expected to abide by this Trading Policy. This Trading Policy is subject to any provisions in the applicable laws and regulations and the rules of the stock exchanges on which the securities of the Listed Entity are listed (including without limitation, The New York Stock Exchange (the “NYSE”) and The Stock Exchange of Hong Kong Limited (the “HKEx”). In the event of inconsistency, the applicable laws and regulations and the rules of the stock exchanges on which the shares of the Listed Entity are listed should prevail.

Compliance with this Trading Policy is mandatory; any breach may subject you, as well as the Company, to civil or criminal liability prescribed by applicable laws and regulations. It is important that you familiarize yourself with and comply with all the restrictions and requirements contained in this Trading Policy.

In addition, certain employees who may receive or are particularly likely to have access to Inside Information (as defined below) whether indirectly, incidentally or accidentally, and who are notified that they are Restricted Persons (also as defined below) must comply with the Staff’s Dealing Policy set out in the Staff’s Dealing Policy.

I.  Prevention Of Insider Dealing Policy

A.	Purpose of this Policy

When carrying out Company business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations described herein

(including Annex A (Rule 10b5-1 Trading Plan Guidelines) hereto). The Company’s directors, officers and employees must also be aware of and comply at all times with the Hong Kong laws relating to insider dealing and market misconduct which are contained in Parts XIII and XIV of the Securities and Futures Ordinance (the “SFO”).

B.General Rule under U.S. Securities Laws

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its directors, officers and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All directors, officers and employees should pay particularly close attention to the laws against trading on material non-public information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Information is considered to be “material” if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; financial results or projections; dividend actions; mergers and acquisitions; capital raising and borrowing activities; major dispositions; major new customers, projects or products; significant advances in product development; new technologies; major personnel changes in management or change in control; expansion into new markets; unusual gains or losses in major operations; major litigation or legal proceedings; granting of stock options; and major sales and marketing changes. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with the Company’s Chief Financial Officer. No individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others. If you are contacted by the media or by a research analyst seeking information about the Company and if you have not been expressly authorized by the Company’s Chief Financial Officer and General Counsel to provide information to the media or to analysts, you should refer the call to the Chief Financial Officer and the General Counsel. On occasion, it may be necessary for legitimate business reasons to disclose inside information to outside persons. Such persons might include investment bankers, lawyers, auditors or other companies seeking to engage in a potential transaction with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons. For example, if a director, officer or employee of a company knows material non-public information (e.g., certain material financial information), that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the director, officer or employee knows information that could cause the share price to change, and it would be unfair for the director, officer or employee to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material non-public information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. If it is not clear whether inside information is material, it should be treated as if it was material. Some examples of information that could be considered material include (but are not limited to):

1.	Significant changes in the prospects and key performance indicators of the Company,

2.	Actual, anticipated or targeted earnings and dividends and other financial information,
3.	Financial, sales and other significant internal business forecasts, or a change in previously released estimates,
4.	Pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, or dispositions, or the expansion or curtailment of operations,
5.

Significant cyber security or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

6.	New equity or debt offerings or significant borrowing,
7.	Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities,
8.	Significant changes in accounting treatment, write-offs or effective tax rate,
9.	Pending or threatened significant litigation or governmental investigation, or the resolution thereof,
10.	Liquidity problems or pending impending bankruptcy,
11.	Changes in auditors or auditor notification that the Company may no longer rely on an audit report,
12.	Changes in control of the Company or changes in the Board or top management, and
13.	Share splits or other corporate actions.

It is non-public information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is non-public information. Furthermore, it is illegal for any person (including any director, officer or other employee) in possession of material non-public information to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the U.S. insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.

Non-public information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company violates the Company’s interests, and may be in breach of his or her fiduciary, loyalty or other duties to the Company. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a director, officer or employee traded with the knowledge of material non-public information could harm the reputation of both the Company and that director, officer or employee.

All directors, officers and employees of the Company must observe these policies at all times. Your failure to do so will be grounds for internal disciplinary action, up to and including termination of your directorship or employment.

C.	General Rule under Hong Kong Securities Laws

Under Parts XIII and XIV of the SFO, there are various forms of market misconduct, including insider trading, which are all serious offences that attract significant civil and criminal penalties.

This policy is issued for the purpose of preventing market misconduct, as well as preventing directors, officers and employees of the Company from engaging in speculative trading in Company Securities and Securities other than Company Securities (as defined below). It sets out the required standards and controls to ensure compliance with the relevant regulatory requirements.

The general rule is that if a person is in possession of Inside Information, they must not, directly or indirectly (a) deal in Company Securities; (b) pass any Inside Information to any other person (except in the proper performance of their duties); (c) recommend anyone to deal in Company Securities; or (d) use Inside Information in any manner (except in the proper performance of their duties), whether or not to achieve any advantage.

“Inside Information” means information about:

(a)	the Company;
(b)	a shareholder or officer of the Listed Entity; or

(c)Company Securities,

which is not generally known to the persons who are accustomed to or would be likely to deal in Company Securities but which would, if it were generally known to those persons, be likely to materially affect the price of Company Securities.

“Company Securities” means, for the purpose of the Prevention of Insider Dealing Policy:

(a)	shares and equity interests in the Listed Entity;
(b)	derivative contracts in respect of shares in the Listed Entity, including options, warrants, rights, forwards, futures and swaps; and
(c)	debt issued by the Listed Entity, including debentures and bonds.

“Dealing” means acting in (i) any sale, purchase or exchange of or subscription for listed securities or their derivatives; or (ii) any acquisition or disposal of the right to sell, purchase, exchange or subscribe for listed securities or their derivatives; or (iii) any agreement to do any of those things described in (i) or (ii), either for yourself or as agent for another person.

D. Applicability of This Policy

The prohibition against trading on inside information applies to (collectively, the “Insiders”):

1.

directors, officers and all other domestic and international employees of the Company and its subsidiaries and other people who gain access to Company inside information, including contractors and consultants,

2.	the spouses, domestic partners, minor children (even if financially independent) of such directors, officers or employees (collectively, “Family Members”),
3.	anyone to whom Company directors, officers or employees provide significant financial support, and

4.

any entity or account over which directors, officers or employees, Family Members, or the persons listed in 3. above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential information on a regular basis, Company policy subjects members of the Window Group (as defined below) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section J below. In addition, directors, officers and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

E.	Restricted Persons

Restricted Persons, as determined by the Chief Executive Officer, Chief Financial Officer or other person as designated by the board of directors of the Listed Entity (the “Board”), include designated employees, officers and directors of the Company who, because of their office or employment in the Company, are likely to possess Inside Information. You will be notified if you are a Restricted Person. Restricted Persons may apply for removal from this status by application to the (i) company secretary,  (ii) the legal department, or (iii) the personnel who is authorized by the Board or designated pursuant to this Trading Policy to determine such Restricted Person, for example when moving to a job where they will not have access to Inside Information. If you are a Restricted Person, you must comply with the Directors’ Dealing Policy in the same way as if you were a director, as well as complying with this policy.

F.	Other Companies’ Stock

Directors, officers and employees who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Directors, officers and employees should not give tips about such stock.

G.Hedging and Derivatives

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.

If the SEC or the NYSE were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, this could trigger an investigation with potential legal action. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from trading in options or other securities involving the Company’s shares. This policy does not pertain to employee share options granted by the Company. Employee share options cannot be traded.

H.Pledging of Securities, Margin Accounts

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits Insiders from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

I.	General Guidelines

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, officer or employee should discuss material inside information in public places or in common areas on Company property.

2.Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of shares, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The exercise of employee share options is not subject to this policy. However, shares that were acquired upon exercise of a share option will be treated like any other shares, and may not be sold by an employee who is in possession of material inside information. Any Insider who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading. There is no exception to this policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.Avoid Speculation. Investing in the Company’s ordinary shares or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company securities. Speculating in Company shares is not part of the Company culture.

4.Trading in Other Securities. No director, officer or employee should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the director, officer or employee learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a director, officer or employee learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

J.Restrictions on the Window Group

The Window Group consists of (i) directors and executive officers of the Company (including but not limited to all general managers and deputy general managers of the Company and Company secretary) and their assistants and Family Members, (ii) subset of employees in the financial reporting, business development or legal group, (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Financial Officer and general counsel or an officer with similar duties and responsibilities of the Company (the “General Counsel” and together with the Company’s Chief Financial Officer, the “Trading Officers”), (iv) all other employees of the Company who may receive or are particularly likely to have access to any material inside information of the Company whether indirectly, incidentally or accidentally, including but not limited to all secretaries to the foregoing individuals. The Window Group is subject to the following restrictions on trading in Company securities in addition to those set forth above:

1.Trading Window. Trading is permitted from market opens on the NYSE on the second business day following the release of the Company’s quarterly and annual earnings until market closes on the NYSE on the last trading day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below:

•	all trades are subject to prior review by the General Counsel;
•	clearance for all trades must be obtained from the Company’s General Counsel; and
•

no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior approval by the Chief Financial Officer and General Counsel; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior approval by the other.

Note that all individuals within the Window Group should continue abiding by the foregoing trading window restrictions in the quarter that such individual ceases to be an employee of the Company or ceases to provide service to the Company and the following quarter.

2.Closing of Trading Window. Note that at times the Chief Financial Officer and the General Counsel may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a cyber-breach, or any material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) described in Annex A (Rule 10b5-1 Trading Plan Guidelines) hereto. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Financial Officer and the General Counsel, which will only be given during a Window period and only if the Window Group member does not have knowledge of material nonpublic information.

The foregoing restrictions applicable to the Window Group should generally not apply to “sale-to-cover” transactions (where shares acquired through exercise of share options or vesting of awards are sold by agents or trustees designated by the Company pursuant to certain predetermined parameters for funds to satisfy the grantees’ tax obligations in compliance with applicable laws and regulations) authorized by the Company at a time when the Company is not in possession of material inside information.

The Trading Officers from time to time may also impose an ad hoc trading freeze on all officers, directors, and other members of the Window Group due to significant unannounced corporate developments. These trading freezes may vary in length. No reasons may be provided for the imposition of any trading freezes, and the imposition, modification and lifting of any trading freeze itself may constitute material non-public information concerning the Company and its securities that should not be communicated. No trading by the affected member(s) of the Window Group is permitted during the trading freeze except for trades pursuant to an existing 10b5-1 Plan adopted by the affected member(s) of the Window Group, or for reasons of exceptional personal hardship and subject to prior approval by the Trading Officers.

Executive officers, directors or any other member of the Window Group must promptly report to the Chief Financial Officer and General Counsel any transaction in any of the Company’s securities by his or her or any of their respective assistants or family members other than transactions made pursuant to an approved 10b5-1 Plan (as defined below).

K.Applicability of U.S. and Hong Kong Securities Laws to International Transactions

All directors, officers and employees of the Company are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. and Hong Kong securities laws may be applicable to trades in the Company Securities executed outside the United States or Hong Kong, as well as to the securities of the Listed Entity’s subsidiaries or affiliates, even if they are located outside the United States or Hong Kong or if you are located outside the United States or Hong Kong. Transactions involving securities of the Company’s subsidiaries or affiliates in the PRC or other jurisdictions should be carefully reviewed by counsel for compliance not only with applicable local law but also for possible application of U.S. and Hong Kong securities laws.

II.  Directors’ Dealing Policy

1.	Purpose Of The Policy
1.1

All directors of any member of the Company are required to comply with the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 (the “Model Code”) to the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Part XV of the SFO relating to disclosure of directors’ interests in shares of the Company.

1.2

This policy has been adopted by the board of directors of the Listed Entity (the “Board”) in order to ensure compliance with the Model Code and Part XV of the SFO. It sets out the procedures and requirements with which you must comply with when dealing in Company Securities (as defined below). In addition, you are required to comply with the Prevention of Insider Dealing Policy, which is based on the provisions of the SFO relating to market misconduct (including insider dealing). Any breach of these policies may constitute a breach of the SFO or the Listing Rules and may attract a public inquiry or civil and criminal liabilities.

1.3

Under the Model Code, directors must endeavour to ensure that all Restricted Persons (as defined in the Prevention of Insider Dealing Policy) do not deal in Company Securities at a time when they would be prohibited from so dealing if they were directors of the Listed Entity.

1.4

Directors who are aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Listing Rules or connected transactions under Chapter 14A of the Listing Rules or any Inside Information must refrain from dealing in Company Securities as soon as they become aware of them until they have been properly disclosed in accordance with the Listing Rules. Directors privy to relevant negotiations, agreements or information should caution other directors that there may be Inside Information and that they must not deal in Company Securities for a similar period.

2.	Interpretation

2.1 Your “Related Persons” means:

(a)	your spouse, partner or other person with whom you live as if he or she were a spouse;
(b)	any children (natural or adopted) and stepchildren under the age of 18 of yourself or of your spouse;

(c)	any person with whom you have an agreement or arrangement:
(i)	with respect to dealing in Company Securities; or
(ii)	under which you undertake to act together in exercising your voting power at general meetings of the Listed Entity;
(d)

any corporation of which you or any of the above persons or entities control 30 per cent or more of the voting power at general meetings of the corporation or of which you control the majority of the board of directors, any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of yourself or any of the above persons or entities, and any of its subsidiaries; and

(e)	a trust if:
(i)	you or any of the above persons or entities is/are a beneficiary;
(ii)	you are a founder of the trust with the ability to exert any influence over the trustee; or
(iii)	you are a trustee, other than a trust of which:
(A)	you are a bare trustee i.e. a trustee with no powers or duties except to transfer the shares according to the directions of the beneficial owners, or
(B)	you are a co-trustee and you have not participated in or influenced the decision to deal in the securities, and of which neither you nor any of your Related Persons are beneficiaries, or such other persons as the Listed Entity may notify you from time to time.

2.2	“Company Securities” means, for the purpose of the Directors’ Dealing Policy:
(a)	listed shares and equity interests in the Listed Entity; and
(b)

unlisted securities that are exchangeable into listed shares or equity interests in the Listed Entity and structured products and derivative contracts issued in respect of listed shares and equity interests in the Listed Entity, including options, warrants, rights, forwards, futures and swaps, whether issued by the Listed Entity or a third party.

2.3 “Blackout Period” means any day on which the Listed Entity’s financial results are published and:

(a)

the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(b)

the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

2.4	The Listed Entity will notify all directors, Restricted Persons and the HKEx in advance of the commencement of any Blackout Period.
2.5

“Dealing” includes, subject to sections 6 and 7 below, any acquisition, disposal or transfer of, subscription for or underwriting of or creation of pledge, charge or any other security interest in, any Company Securities or any entity whose assets solely or substantially comprise Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities or any such entity, in each case whether or not for consideration and whether on- or off- market, and the making of or offering to make any agreements to do any of the foregoing, and “deal” shall be construed accordingly.

3.	Absolute Prohibitions
A.	No Dealing When in Possession of Inside Information
3.1	You and your Related Persons must not, directly or indirectly:
(a)	deal in any Company Securities at any time when you possess Inside Information in relation to Company Securities; or
(b)	deal in the securities of any other listed company when, by virtue of your position in the Listed Entity, you possess Inside Information in relation to those securities.
B.	Notification of all dealings in Company Securities
3.2

You and your Related Persons must not, directly or indirectly, deal in Company Securities at any time without first obtaining the acknowledgement of your notification in accordance with the procedure set out in section 4 below.

C.	Prohibition against dealing during Blackout Periods
3.3

You and your Related Persons must not, directly or indirectly, deal in Company Securities during Blackout Periods. In exceptional circumstances you may submit a written notification for dealing during a Blackout Period under section 4 below.

3.4	The company secretary will inform you in advance of the commencement and duration of Blackout Periods.
4.	Notification Procedures
4.1	Before obtaining any acknowledgement of your notification for any proposed dealing in Company Securities, whether by you or by your Related Persons, you should ensure that the proposed dealing:
(a)	does not take place when you or your Related Persons are in possession of Inside Information and would not otherwise be prohibited from dealing under Insider Dealing Policy; and
(b)	does not take place during a Blackout Period (unless there are exceptional circumstances, in which case see section 4.4 below).
4.2

You should submit a written request notifying the proposed transaction to the chairman of the Board or such other director of the Listed Entity as has been designated by the Board as being responsible for acknowledgement (which cannot be you, if you are seeking the acknowledgement). In his/her own case, the chairman shall submit a request to another designated director.

4.3

The chairman or the designated director will decide whether or not to clear the proposed transaction and will notify you in writing of their decision within five trading days of receipt of the notification. The chairman and designated director have full discretion in making their decision and may decide not to clear a dealing for any reason they consider appropriate.

4.4

If you or your Related Persons wish to deal in Company Securities during a Blackout Period due to exceptional circumstances, you must submit a written notification to the chairman or designated director for determination. You must be able to satisfy the chairman or the designated director that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, you should consult the company secretary or the legal department whether your circumstances are exceptional as acknowledgement to notification for dealing during a Blackout Period is very rarely given.

4.5

If any acknowledgement to notification is granted to a director due to exceptional circumstances, the Listed Entity will, as soon as practicable after the approved dealing, give written notice to the HKEx stating why it considered the circumstances to be exceptional and shall make a public announcement in accordance with Rule C.14 of the Model Code and Rule 2.07C of the Listing Rules stating that the chairman or designated director is satisfied that there were exceptional circumstances justifying such dealing.

D.	Validity of Acknowledgement
4.6

The acknowledgement of the chairman or the designated director is only valid for five trading days from the date on which it is granted. If the proposed dealing is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.

4.7

You and your Related Persons are immediately and absolutely prohibited from dealing in Company Securities if you or your Related Persons come into possession of Inside Information at any point after submitting your notification to deal.

4.8

You should inform the company secretary of the details of any approved dealing by yourself or your Related Persons as soon as possible after executing the dealing, and in any event no later than the next business day after execution, so that the relevant person(s) can make the relevant disclosure of interests filings under Part XV of the SFO.

5.	Records And Disclosure
(a)	The company secretary will keep a written record of notification received and the acknowledgements which are granted.
(b)

The Listed Entity is required to disclose in the Corporate Governance Report contained in its annual report and in its interim reports whether it has adopted a policy regarding directors’ security transactions on no less exacting terms than those set out in the Model Code; whether, having made specific enquiry of all directors, the directors have complied with the policy and the Model Code; and, in the event of any non- compliance, details of the non-compliance and an explanation of remedial steps taken to address the non-compliance.

6.	Transactions Exempted From Notification Requirement
6.1	The following transactions do not require notification:
(a)

buying or selling shares or interests in any publicly-traded mutual funds including Mandatory Provident Funds, other provident funds, open-ended mutual funds and, in certain cases, exchange-traded funds which may invest into Company Securities, provided that in each case (i) the funds are professionally managed by a third-party investment manager and (ii) you or your Related Persons have no discretion over or ability to influence the investment decisions of the fund manager in respect of the securities constituting the funds;

(b)

your taking up entitlements (or allowing them to lapse) under a rights or bonus issue, or capitalisation made by the Listed Entity, including an offer of shares in lieu of a cash dividend (although disposals or transfers to another person or applications for excess entitlements would be subject to this policy);

(c)	allowing entitlements to lapse under a rights issue or other offer made by the Listed Entity to holders of its securities (including an offer of shares in lieu of a cash dividend);
(d)

undertakings to accept or acceptance of a general offer for Company Securities made to the shareholders of the Listed Entity other than those who are concert parties (as defined under the Codes on Takeovers and Mergers and Share Buy-backs) of the offeror;

(e)

the exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Listed Entity before a period during which dealing is prohibited under this policy at a price fixed at the time of grant of the share option or warrant or acceptance of an offer for shares;

(f)

an acquisition of qualification shares where, under the Listed Entity’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this policy and such shares cannot be acquired at another time;

(g)	dealing where the beneficial interest in Company Securities does not change;
(h)

dealing where a shareholder places out his/her existing shares in a “top-up” placing where the number of new shares subscribed by him/her pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

(i)	dealing where the beneficial ownership of Company Securities is transferred from another party by operation of law e.g. upon death.
7.	Share Awards
7.1

The Listed Entity shall not grant any option, award, restricted share unit or share appreciation right in respect of Company Securities after inside information has come to its knowledge until (and including) the trading day after it has announced the information. In particular, the Listed Entity shall not grant any such aforesaid share-based award during the period commencing one month immediately before the earlier of: (i) the date of the Board meeting (as such date is first notified to the HKEx under the Listing Rules) for approving the Listed Entity’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and (ii) the deadline for the Listed Entity to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. No such share-based award may be granted during any period of delay in publishing a results announcement. Furthermore, no Awards shall be granted (i) during the period of 60 days immediately preceding the publication date of the annual results of the Listed Entity or if shorter, the period from the end of the relevant financial year up to the publication date of such results; and (ii) during the period of 30 days immediately preceding the publication date of the half-year results of the Listed Entity or if shorter, the period from the end of the relevant half-year period up to the publication date of such results.

7.2

In respect of any grant of an option, award, restricted share unit or share appreciation right in respect of Company Securities which is made to you under an approved share award scheme of the Listed Entity, the Listed Entity may, at its discretion, require you to confirm that you are not in possession of any Inside Information at the time of grant.

7.3

For the purpose of the Directors’ Dealing Policy, the grant to you of a share-based award to subscribe or purchase the Company Securities shall be regarded as a dealing by you, if the price at which such share-based award may be exercised is fixed at the time of such grant, if applicable. If, however, a share-based award is granted to you on terms whereby the price at which such share-based award may be exercised is to be fixed at the time of exercise, if applicable, the dealing is to be regarded as taking place at the time of exercise.

8.	Additional Requirements
8.1	In addition to complying with the requirements and restrictions on dealing contained in this policy, you must do the following:
(a)	ensure that your Related Persons also comply with this policy;
(b)

notify (i) co-trustee(s) of any trust of which you or your Related Persons are a trustee; (ii) trustee(s) of any trust of which you or your Related Persons are a beneficiary; and (iii) investment managers whom you or your Related Persons have engaged for the purpose of managing funds, of your directorship in the Listed Entity and of their duty to comply with this policy, so as to enable them to anticipate possible difficulties;

(c)

endeavour to ensure that the trustees of any trust of which you or your Related Persons are a beneficiary (but of which you are not a trustee) notify you after they have dealt in Company Securities on behalf of the trust, in order that you may notify the Listed Entity; and

(d)

ensure that you do not place investment funds comprising Company Securities under professional management, discretionary or otherwise, unless the manager(s) is/are made subject to the same restrictions and procedures as you yourself in respect of any proposed dealings in Company Securities.

E.	Maintenance of Register by the Listed Entity
8.2

You are required to complete and submit to the company secretary a statement of interests form within seven business days of becoming a director and on a quarterly basis during which you are a director.

8.3

The Listed Entity shall maintain a register of directors’ interests and short positions in accordance with section 352 of the SFO and this will be made available at every meeting of the Board, at every annual general meeting and on all other occasions as required by the SFO.

III.  Staff’s Dealing Policy

1.	Purpose Of The Policy
1.1	All Restricted Persons of any member of the Group are required to comply with the Model Code as well as the relevant inside dealing provisions under the SFO.

1.2 This Staff’s Dealing Policy has been adopted by the board of directors of the Listed Entity (the “Board”) in order to ensure compliance with the Model Code and the SFO by all Restricted Persons other than a director of the Listed Entity (the “Staff”). It sets out the procedures and requirements with which you, as a Staff, must comply when dealing in Company Securities (as defined below). In addition, you are required to comply with the  Prevention of Insider Dealing Policy, which is based on the provisions of the SFO relating to market misconduct (including insider dealing). Any breach of these policies may constitute a breach of the SFO or the Listing Rules and may attract a public inquiry or civil and criminal liabilities. The compliance with the Model Code and the SFO by a director of the Listed Entity is dealt with in the Director’s Dealing Policy.

1.3

Under the Model Code, directors must endeavour to ensure that all Staff does not deal in Company Securities at a time when they would be prohibited from so dealing if they were directors of the Listed Entity.

1.4

A Staff who is aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Listing Rules or connected transactions under Chapter 14A of the Listing Rules or any Inside Information must refrain from dealing in Company Securities as soon as he/she becomes aware of them until they have been properly disclosed in accordance with the Listing Rules. To the extent feasible, a Staff privy to relevant negotiations, agreements or information should caution other Staff that there may be Inside Information and that they must not deal in Company Securities for a similar period.

2.	Interpretation
2.1	Your “Related Persons” means:
(a)	your spouse, partner or other person with whom you live as if he or she were a spouse;
(b)	any children (natural or adopted) and stepchildren under the age of 18 of yourself or of your spouse;
(c)	any person with whom you have an agreement or arrangement:
(i)	with respect to dealing in Company Securities; or
(ii)	under which you undertake to act together in exercising your voting power at general meetings of the Listed Entity;
(d)

any corporation of which you or any of the above persons or entities control 30 per cent or more of the voting power at general meetings of the corporation or of which you control the majority of the board of directors, any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of yourself or any of the above persons or entities, and any of its subsidiaries; and

(e)	a trust if:
(i)	you or any of the above persons or entities is/are a beneficiary;
(ii)	you are a founder of the trust with the ability to exert any influence over the trustee; or
(iii)	you are a trustee, other than a trust of which:
(A)	you are a bare trustee i.e. a trustee with no powers or duties except to transfer the shares according to the directions of the beneficial owners, or
(B)	you are a co-trustee and you have not participated in or influenced the decision to deal in the securities, and of which neither you nor any of your Related Persons are beneficiaries,

or such other persons as the Listed Entity may notify you from time to time.

2.2 “Company Securities” means, for the purpose of the Staff’s Dealing Policy:

(a)	listed shares and equity interests in the Listed Entity; and
(b)

unlisted securities that are exchangeable into listed shares or equity interests in the Listed Entity and structured products and derivative contracts issued in respect of listed shares and equity interests in the Listed Entity, including options, warrants, rights, forwards, futures and swaps, whether issued by the Listed Entity or a third party.

2.3	“Blackout Period” means any day on which the Listed Entity’s financial results are published and:
(a)

the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(b)

the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

2.4	The Listed Entity will notify all relevant Staff and the HKEx in advance of the commencement of any Blackout Period.
2.5

“Dealing” includes, subject to sections 6 and 7 below, any acquisition, disposal or transfer of, subscription for or underwriting of or creation of pledge, charge or any other security interest in, any Company Securities or any entity whose assets solely or substantially comprise Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities or any such entity, in each case whether or not for consideration and whether on- or off- market, and the making of or offering to make any agreements to do any of the foregoing, and “deal” shall be construed accordingly.

3.Absolute Prohibitions

A.	No dealing When in Possession of Inside Information

3.1You and your Related Persons must not, directly or indirectly:

(a)	deal in any Company Securities at any time when you possess Inside Information in relation to Company Securities; or
(b)	deal in the securities of any other listed company when, by virtue of your position in the Listed Entity, you possess Inside Information in relation to those securities.
B.	Notification of All Dealings in Company Securities
3.2

You and your Related Persons must not, directly or indirectly, deal in Company Securities at any time without first obtaining the acknowledgement of your notification in accordance with the procedure set out in section 4 below.

C.	Prohibition Against Dealing During Blackout Periods
3.3

You and your Related Persons must not, directly or indirectly, deal in Company Securities during Blackout Periods. In exceptional circumstances you may submit a written notification for dealing during a Blackout Period under section 4 below.

3.4	The company secretary will inform you in advance of the commencement and duration of Blackout Periods.

4.Notification Procedures

4.1	Before obtaining any acknowledgement of your notification for any proposed dealing in Company Securities, whether by you or by your Related Persons, you should ensure that the proposed dealing:
(a)	does not take place when you or your Related Persons are in possession of Inside Information and would not otherwise be prohibited from dealing under the Insider Dealing Policy; and
(b)	does not take place during a Blackout Period (unless there are exceptional circumstances, in which case see section 4.4 below).
4.2

You should submit a written request notifying the proposed transaction to the chairman of the Board or such other director of the Listed Entity as has been designated by the Board as being responsible for acknowledgement.

4.3

The chairman or the designated director will decide whether or not to clear the proposed transaction and will notify you in writing of their decision within five trading days of receipt of the notification. The chairman and designated director have full discretion in making their decision and may decide not to clear a dealing for any reason they consider appropriate.

4.4

If you or your Related Persons wish to deal in Company Securities during a Blackout Period due to exceptional circumstances, you must submit a written notification to the chairman or designated director for determination. You must be able to satisfy the chairman or the designated director that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, you should consult the company secretary or the legal department whether your circumstances are exceptional as acknowledgement to notification for dealing during a Blackout Period is very rarely given.

D.	Validity of Acknowledgement
4.5

The acknowledgement of the chairman or the designated director is only valid for five trading days from the date on which it is granted. If the proposed dealing is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.

4.6

You and your Related Persons are immediately and absolutely prohibited from dealing in Company Securities if you or your Related Persons come into possession of Inside Information at any point after submitting your notification to deal.

5.Records And Disclosure

The company secretary will keep a written record of notification received and the acknowledgements which are granted.

6.Transactions Exempted From Notification Requirement

6.1The following transactions do not require notification:

(a)

buying or selling shares or interests in any publicly-traded mutual funds including Mandatory Provident Funds, other provident funds, open-ended mutual funds and, in certain cases, exchange-traded funds which may invest into Company Securities, provided that in each case (i) the funds are professionally managed by a third-party investment manager and (ii) you or your Related Persons have no discretion over or ability to influence the investment decisions of the fund manager in respect of the securities constituting the funds;

(b)

your taking up entitlements (or allowing them to lapse) under a rights or bonus issue, or capitalisation made by the Listed Entity, including an offer of shares in lieu of a cash dividend (although disposals or transfers to another person or applications for excess entitlements would be subject to this policy);

(c)	allowing entitlements to lapse under a rights issue or other offer made by the Listed Entity to holders of its securities (including offer of shares in lieu of a cash dividend);
(d)

undertakings to accept or acceptance of a general offer for Company Securities made to the shareholders of the Listed Entity other than those who are concert parties (as defined under the Codes on Takeovers and Mergers and Share Buy-backs) of the offeror;

(e)

the exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Listed Entity before a period during which dealing is prohibited under this policy at a price fixed at the time of grant of the share option or warrant or acceptance of an offer for shares;

(f)

an acquisition of qualification shares where, under the Listed Entity’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this policy and such shares cannot be acquired at another time;

(g)	dealing where the beneficial interest in Company Securities does not change;

(h)

dealing where a shareholder places out his/her existing shares in a “top-up” placing where the number of new shares subscribed by him/her pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

(i)	dealing where the beneficial ownership of Company Securities is transferred from another party by operation of law e.g. upon death.

7.Share Awards

7.1

The Listed Entity shall not grant any an option, award, restricted share unit or share appreciation right in respect of Company Securities after inside information has come to its knowledge until (and including) the trading day after it has announced the information. In particular, the Listed Entity shall not grant any such aforesaid share-based award during the period commencing one month immediately before the earlier of: (i) the date of the Board meeting (as such date is first notified to the HKEx under the Listing Rules) for approving the Listed Entity’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and (ii) the deadline for the Listed Entity to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. No share-based award may be granted during any period of delay in publishing a results announcement. Furthermore, no awards shall be granted (i) during the period of 60 days immediately preceding the publication date of the annual results of the Listed Entity or if shorter, the period from the end of the relevant financial year up to the publication date of such results; and (ii) during the period of 30 days immediately preceding the publication date of the half-year results of the Listed Entity or if shorter, the period from the end of the relevant half-year period up to the publication date of such results.

7.2

In respect of any grant of an option, award, restricted share unit or share appreciation right in respect of Company Securities which is made to you under an approved share award scheme of the Listed Entity, the Listed Entity may, at its discretion, require you to confirm that you are not in possession of any Inside Information at the time of grant.

7.3

For the purpose of the Staff’s Dealing Policy, the grant to you of a share-based award to subscribe or purchase the Company Securities shall be regarded as a dealing by you, if the price at which such share-based award may be exercised is fixed at the time of such grant, if applicable. If, however, a share-based award is granted to you on terms whereby the price at which such share-based award may be exercised is to be fixed at the time of exercise, if applicable, the dealing is to be regarded as taking place at the time of exercise.

8.Additional Requirements

8.1	In addition to complying with the requirements and restrictions on dealing contained in this policy, you must do the following:
(a)	ensure that your Related Persons also comply with this policy;
(b)	notify (i) co-trustee(s) of any trust of which you or your Related Persons are a trustee;
(ii)	trustee(s) of any trust of which you or your Related Persons are a beneficiary; and
(iii)

investment managers whom you or your Related Persons have engaged for the purpose of managing funds, of your employment with the Listed Entity and of their duty to comply with this policy, so as to enable them to anticipate possible difficulties;

(c)

endeavour to ensure that the trustees of any trust of which you or your Related Persons are a beneficiary (but of which you are not a trustee) notify you after they have dealt in Company Securities on behalf of the trust, in order that you may notify the Listed Entity; and

(d)

ensure that you do not place investment funds comprising Company Securities under professional management, discretionary or otherwise, unless the manager(s) is/are made subject to the same restrictions and procedures as you yourself in respect of any proposed dealings in Company Securities.

9.	Inquiries

Any questions or concerns arising from this policy should be directed to the company secretary or the legal department.

IV.  Other Limitations On Securities Transactions

A.	Public Resales – Rule 144

The U.S. Securities Act of 1933, as amended (the “Securities Act”), requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company directors, officers and employees should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Chief Financial Officer and General Counsel, who may require the director, officer or employee to obtain an outside legal opinion satisfactory to the Chief Financial Officer and General Counsel concluding that the proposed sale qualifies for the Rule 144 exemption.

1.Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.Volume Limitations. The amount of debt securities that can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift, subject to the terms of this policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by the Company’s General Counsel and may require the participation of outside counsel.

C.	Restrictions on Purchases of Company Securities

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company shares, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel, if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar consideration may apply during period when the Company is conducting or has announced a tender offer.

D.Filing Requirement

1. Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the equity securities owned, when coupled with the amount of equity securities subject to options exercisable within 60 days, exceeds the five percent limit.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2. Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

Rule 10b5-1 Trading Plan Guidelines

The following guidelines apply for any Rule 10b5-1 trading plan (each, a “10b5-1 Plan”) relating to the securities of Tuya Inc. (the “Company”). All 10b5-1 Plans and any amendment, suspension or termination must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Statement of Policy Concerning Trading in Company Securities (the “Trading Policy”) and other Company policies and must meet the following conditions. Capitalized terms not defined herein shall have the meanings given to them under the Trading Policy.

Participants

Company directors, officers, Restricted Persons (as defined in the Trading Policy), and the other members of the Window Group (as defined in the Trading Policy) (each, an “Insider,” and collectively, the “Insiders”) are eligible to adopt a 10b5-1 Plan.

Plan and Approval

The 10b5-1 Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines. Each 10b5-1 Plan must be approved in writing by the Company’s Chief Financial Officer and General Counsel (the “10b5-1 Compliance Officers”) prior to the adoption, amendment, suspension or termination of such plan. Any 10b5-1 Plan to be adopted by the Chief Financial Officer must be approved in writing by the Company’s General Counsel. The Insider must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Insider certifying that (a) such person is not in possession of material nonpublic information about the Company or its securities, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Timing and Term of Plan

Each 10b5-1 Plan must be adopted (a) during an open trading window under the Company’s Trading Policy, and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Insiders who are directors or officers (“D&O Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders (the “Other Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.

Plan Specifications; Discretion Regarding Trades

The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

Amendment, Suspension and Termination

Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the 10b5-1 Compliance Officers. In addition, an Insider may voluntarily amend, suspend, or terminate a 10b5-1 Plan only (a) during an open trading window under the Company’s Trading Policy and (b) when the Insider does not otherwise possess material nonpublic information about the Company. An Insider is limited to one amendment or suspension of a 10b5-1 Plan during its term. Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

Mandatory Suspension

Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.

Results of Termination of a Plan

If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.

Only One Plan in Effect at Any Time; No Overlapping Plans

An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s 10b5-1 Plan, provided that (a) the Election is made during an open trading window under the Trading Policy, (b) at the time of the Election, the Insider is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. However, this would not be available for the later-commencing plan, if the first trade under the later-commencing plan is scheduled to begin during the “effective cooling-off period”—namely, the cooling-off period that would be applicable if the later-commencing plan were deemed to be adopted on the date of the early-commencing plan’s termination. For example, an insider who is not an officer or director has in place an existing Rule 10b5-1 plan with a scheduled date for the latest authorized trade of May 31, 2023. On May 1, 2023, that insider adopts a later-commencing plan, intended to qualify for the affirmative defense under Rule 10b5-1, with a scheduled date for the first authorized trade of June 1, 2023. If the insider terminates the earlier-commencing plan on May 15, 2023, the later-commencing plan will not receive the benefit of the affirmative defense, because June 1, 2023 is within 30 days of May 15, 2023, the date of termination of the earlier-commencing plan, and thus June 1, 2023 is during the “effective cooling-off period.” However, if the later-commencing plan were scheduled to begin trading on July 1, 2023, it could still receive the benefit of the affirmative defense because July 1, 2023 is more than 30 days after May 15, 2023 and thus is outside the “effective cooling-off period.”

A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

Limitation on Single-Trade Arrangements

In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

No Hedging

As described in the Trading Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Compliance with Rule 144

All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

Broker Obligation to Provide Notice of Trades

Where applicable, each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Insider and the Company in sufficient time to allow for the Insider to make timely filings under the Exchange Act.

Insider Obligation to Make Exchange Act Filings and Company Disclosures

Each 10b5-1 Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Insider and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by D&O Insiders, as required by the Securities and Exchange Commission’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.

Required Footnote Disclosure

Insiders must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.